EXHIBIT 5.1
                                  -----------


                         SONNENSCHEIN NATH & ROSENTHAL

                                8000 SEARS TOWER
                             CHICAGO, IL 60606-6404

                               Jacques K. Meguire
                                 (312) 876-8169



                                November 19, 1997


LaserSight Incorporated
12161 Lackland Road
St. Louis, Missouri  63146

Gentlemen:

         We have acted as counsel to LaserSight Incorporated, a Delaware corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933 (the "Act") pursuant to the Company's Registration Statement on Form S-3 filed on September 29, 1997 as amended by Amendment No. 1 thereto, filed on or about the date of this letter, (File No. 333-36655)(the "Registration Statement") of an aggregate of up to 7,420,400 shares (the "Shares") of the Company's common stock, par value $.001 per share (the "Common Stock") issued or issuable from time to time by the Company as follows:

                  (i) up to 6,630,400 shares (the "Conversion Shares") issuable upon the conversion or exchange of the 1,295 outstanding shares of the Company's Series B Convertible Participating Preferred Stock (the "Series B Preferred Stock"),

                  (ii) up to 790,000 shares (the "Warrant Shares") issuable upon the exercise of outstanding warrants to purchase Common Stock (the "Warrants") issued by the Company in connection with the private placement of the Series B Preferred Stock in August 1997, and

                  (iii) an indeterminate number of shares (the "Payment Shares") issuable at the option of the holders of the Series B Preferred Stock in lieu of certain default payments (the Company's current best estimate of the number of these shares is zero).

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Amendment of Certificate of Incorporation of LaserSight Incorporated (the "Charter") as currently in effect, various resolutions of the Board of Directors

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LaserSight Incorporated
November 19, 1997
Page 2


of the Company, and such agreements, instruments, certificates of public officials and others, and such other documents, certificates and records, and have made such other investigations, as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

         We have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate and otherwise, to enter into and perform their respective obligations thereunder and have also assumed the due authorization by all requisite action, corporate and otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company, the Selling Stockholders and others.

         Based upon and subject to the foregoing, we are of the following opinions:

                  (i) subject to the action contemplated to be taken by the shareholders of the Company pursuant to Section 4.12 of the Securities Purchase Agreement dated as of August 29, 1997 between the Company and the holders of the Series B Preferred Stock, when issued to the holders of Series B Preferred Stock in accordance with the Charter, the Conversion Shares and Payment Shares will be duly authorized, validly issued, fully paid and nonassessable;

                  (ii) subject to the action contemplated to be taken by the shareholders of the Company pursuant to Section 4.12 of the Securities Purchase Agreement dated as of August 29, 1997 between the Company and the holders of the Series B Preferred Stock, when issued to the holders of the Warrants upon the exercise thereof in accordance with the respective warrant agreements (including the payment of the exercise price specified therein), the Warrant Shares will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby  consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the prospectus contained in the

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LaserSight Incorporated
November 19, 1997
Page 3


Registration Statement. We do not, in giving such consent, admit that we are within the category of persons whose consent is required under Section 7 of the Act.

                                                     Very truly yours,

                                              SONNENSCHEIN NATH & ROSENTHAL


                                              By:   /s/ Jacques K. Meguire
                                                  -------------------------
                                                       Jacques K. Meguire